Exhibit 10.4

AMENDMENT TO EMPLOYMENT AGREEMENT

BY THIS AMENDMENT, dated December 29, 2008, made and entered into by Casella Waste Systems, Inc., a Delaware Corporation with a principal address of 25 Greens Hill Lane, Rutland, Vermont 05701 (the “Company”) and Paul Larkin, a current resident of Manchester, Vermont (the “Employee”).

WHEREAS, Company and Employee are parties to that certain Employment Agreement, dated January 9, 2008, wherein Employee is employed as President and Chief Operating Officer of Company; and

WHEREAS, both Company and Employee desire to amend the EA, effective January 1, 2009, to document compliance with (and, as applicable, exemption from) Section 409A of the Internal Revenue Code of 1986 and the regulations issued thereunder, as each may be amended from time to time (“Section 409A”);

NOW THEREFORE, in exchange for the promises and mutual conditions contained herein, and other good and valuable consideration, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.                                       Section 3.2, Incentive Compensation, is amended to replace the last clause of the last sentence thereof with the following, in order to clarify the time of payment:

and at similar time frames during the Agreement Term (and in any event no later than 2 ½ months after the end of the later of the Employer’s fiscal year or the Employee’s taxable year during which the Bonus was earned).

2.                                       Section 4.4.1(b), Acceleration Payment, is amended to insert the following sentence at the end thereof, in order to clarify the time and form of payment:

If payable, the Acceleration Payment shall be paid in an immediate lump sum.

3.                                       Section 4.4.1(d), Good Reason, is amended as follows, in order to comply with the safe harbor definition in Section 409A:

•                  delete the phrase “the occurrence of a Change of Control, accompanied by, or followed within the twelve-month period after a Change in Control by”;

•                  delete the phrase “or which require travel significantly more time-consuming than that required at commencement of this Agreement”;

•                  insert the word “base” prior to the word “compensation”;

•                  insert a new clause immediately prior to the end of Section 4.4.1(d), to read as follows:  “, or a material change in the geographic location at which the Employee must perform services for the Company”; and

•                  insert the following immediately following the new clause:  “; provided, in each case, that the Employee did not consent to the condition and that the Employee has given the Company notice within 90 days of the initial existence of the condition and the Company has not remedied the condition within 30 days after receiving such notice.”

4.                                       Section 4.4.1(e), Severance, is amended to read as follows in order to amend the number of months of Severance and clarify the time and form of payment:

“Severance” means (i) one times the highest Base Salary that was paid to the Employee at any time prior to termination by the Employee for Good Reason or prior to when the Employee’s employment is terminated by the Company other than for “Cause”; and (ii) the Bonus targeted to be paid to the Employee pursuant to Section 3.2 hereof (i.e. 70% of the amount of used in clause (i)).  Any such severance amounts calculated by reference to Base Salary shall be paid bi-weekly or otherwise in accordance with Company payroll practices, commencing immediately upon termination; and any amounts calculated by reference to any Severance amounts calculated by reference to shall be paid in a lump sum within sixty (60) days of the date of Employee’s termination, in all cases subject to any delay imposed under Section 20 and subject to applicable withholding.

5.                                       Section 4.4.2 is amended as follows:

•                  to move clause (iii) to clause (iv), and to insert clause (iii) to read:

the accelerated vesting at the time of termination of any stock options or equity shares (such as Restricted Stock Units), and

•                  to insert the following sentence immediately prior to the last sentence thereof, in order to clarify the time of payment:

Any payment pursuant to clause (iv) shall be made no later than December 31 of the year following the year in which the Employee remits the related taxes.

6.                                       Section 10, General Release, shall be moved to Section 11, and all subsequent sections shall be moved one section number accordingly.

7.                                       Section 10 shall be inserted as Indemnification, and read as follows:

The Company agrees that except as limited by the Company’s Certificate of Incorporation or By-Laws (as either or both may be amended from time to time), or applicable law, or by decision of the Chairman and Chief Executive Officer of the Company as exercised prudently, and in good faith, that any such matter as may otherwise be a matter for Indemnification as contemplated by this Section 10 is not consistent with the Company’s Certificate of Incorporation or By-Laws (as

either or both may be amended from time to time), or applicable law, the Company shall indemnify the Employee (and promptly advance expenses as may be required) to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may thereafter from time to time permit.  The Employee shall be entitled to this indemnification if by reason of his employment or by any reason of anything done or not done by the Employee in any such capacity he is or is threatened to be made, a party to any threatened, pending, or completed Proceeding (as defined herein).  Employee will be indemnified to the full extent permitted by applicable law against expenses, judgments, penalties, fines and amounts paid in settlement (including all interest assessments and other charges paid or payable in connection with or in respect of such expenses, judgments, fines, penalties or amounts paid in settlement) actually and reasonably incurred by him or on his behalf in connection with such Proceeding or any claim, issue or matter therein, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal Proceeding, had no reasonable cause to believe his conduct was unlawful.  “Proceeding” includes any threatened, pending, or completed claim, action, suit, arbitration, alternate dispute resolution mechanism, administrative hearing, appeal, inquiry or investigation, whether civil, criminal, administrative, arbitrative, investigative, or other (whether instituted by the Company or any other party), or any inquiry or investigation that Employee in good faith believes might lead to the institution of any such action, suit or proceeding whether civil, criminal, administrative, investigative, or other, including any action, suit arbitration, alternate dispute resolution mechanism, administrative  hearing, appeal, or any inquiry or investigation pending on or prior to the date hereof or initiated by the employee to enforce his rights under this indemnification section of this Agreement. This indemnification and the advancement of expenses shall include attorney’s fees and other reasonable expenses incurred by the employee pursuant to this clause. In the event that there is a potential conflict of interest between the Employee and the Company the Employee may select his own counsel (and still be entitled to the benefit of this indemnification).   This indemnification clause shall survive the termination of this Agreement.

8.                                       Section 11, General Release, is amended to insert the following additional sentence at the end thereof, in order to clarify the time and form of payment:

Such General Release must be executed and submitted to the Company within 60 days following termination of employment.  Payment of amounts exempt from Section 409A shall be made (or shall begin, as the case may be) immediately upon the expiration of the revocation period, but payment of any amounts that constitute “deferred compensation” within the meaning of Section 409A shall be made (or begin) immediately upon the expiration of the 60-day period, subject to any further delay under Section 20.

9.                                       The EA is further amended to add a new Section 20, Compliance with Section 409A, as follows:

20.                                 Compliance with Section 409A.

(a)                                  Payments and benefits under this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986 and the regulations issued thereunder, as each may be amended from time to time (“Section 409A”) to the maximum possible extent and, to the extent not exempt, are intended to comply with the requirements of Section 409A.  The provisions of this Agreement shall be construed in a manner consistent with such intent.

(b)                                 With respect to any “deferred compensation” within the meaning of Section 409A that is payable or commences to be payable under this Agreement solely by reason of the Employee’s termination of employment, such amount shall be payable or commence to be payable as soon as, and no later than,  the Employee experiences a “separation from service” as defined in Section 409A, subject to Section 11 of the Agreement and subject to the six-month delay described below, if applicable.  In addition, nothing in the Agreement shall require the Company to, and the Company shall not, accelerate the payment of any amount that constitutes “deferred compensation” except to the extent permitted under Section 409A.

(c)                                  Notwithstanding anything to the contrary in this Agreement, if the Employee is a “Specified Employee” within the meaning of Section 409A at the time his employment terminates and any amount payable to the Employee by virtue of his separation from service constitutes “deferred compensation” within the meaning of Section 409A, any such amounts that otherwise would be payable during the first six months following separation from service shall be delayed and accumulated for a period of six months and paid in a lump sum on the first day of the seventh month.  Amounts exempt from Section 409A shall not be so delayed.  The Severance and Severance Benefits described in Section 4.4.1 of the Agreement are intended to, and shall be construed to, fit within the short-term deferral and separation pay exceptions to Section 409A to the maximum permissible extent and each installment thereof shall be treated as a separate payment for such purposes.

(d)                                 Any reimbursements or in-kind benefits provided to the Employee shall be administered in accordance with Section 409A, such that:  (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during one year shall not affect the expenses eligible for reimbursement or the in-kind benefits provided in any other year; (b) reimbursement of eligible expenses shall be made on or before December 31 of the year following the year in which the expense was incurred; and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or to exchange for another benefit.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Amendment to Agreement as of the date first set forth above.

WITNESS:	/s/ Shelley S. Rogers	/s/ Paul Larkin

Paul Larkin

		Date:	12/29/08

WITNESS:	/s/ Shelley S. Rogers	/s/ John W. Casella

Casella Waste Systems, Inc.
By: John W. Casella
Its: Chairman and CEO

		Date:	12/29/2008